STOCK OPTION AGREEMENT

         AGREEMENT made as of this 26th day of May, 1999, by and between QUERYOBJECT SYSTEMS CORPORATION ("Grantor") and SEABOARD SECURITIES, INC. ("Optionee").


                              W I T N E S S E T H:

         WHEREAS, the Grantor is offering up to $3,000,000 principal amount of units (the "Units"). each consisting of 100 shares of Series C Convertible Preferred Stock, par value $.001 per share, of the Grantor and a Common Stock Purchase Warrant to purchase 100,000 shares of Common Stock, par value $.001 per share, of the Grantor in a private placement (the "Offerng") pursuant to a Confidential Term Sheet of even date herewith (the "Term Sheet"); and

         WHEREAS, Grantor and Optionee are parties to that certain Selling Agent Agreement, of even date, whereby Grantor has appointed Optionee as its exclusive selling agent to utilize its best efforts to solicit subscriptions for Units on behalf of Grantor in connection with the Grantor's offering of the Units in the Offering, and Optionee has accepted such appointment (the "Selling Agent Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Selling Agent Agreement); and

         WHEREAS, in partial consideration of Optionee's role as exclusive selling agent, the Grantor desires to grant to the Optionee an option to purchase a certain number of shares of Common Stock as more fully described herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings herein contained, IT IS AGREED by and among the parties hereto as follows:

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         1.  Grant of  Option.  For the  consideration  referred  to above,  the receipt and sufficiency of which is hereby acknowledged by Grantor, Grantor hereby grants to the Optionee, and the Optionee hereby accepts from Grantor, an option (the "Option") to purchase that number of shares (the "Option Shares") of Common Stock as equals eight percent (8%) of the number of shares of Common Stock issuable (as of the time the Option is exercised) upon conversion of those shares of Series C Convertible Preferred Stock sold by the Optionee in the Offerng; provided, however, that if the Optionee sells in excess of $1,500,000 purchase price of Units, the Optionee shall have the right to purchase that number of shares of Common Stock as equals ten percent (10%) of the total number of shares of Common Stock issuable upon conversion of all shares of Series C Convertible Preferred Stock sold, whether by Seaboard or otherwise, in the Offering.

         2. Option Price and Payment Terms. The consideration payable by Optionee to Grantor upon each exercise of the Option granted by this Agreement shall be the Fair Market Value (as defined in the Term Sheet) per share of the Common Stock (the "Option Exercise Price"). The Option Exercise Price shall be payable in full in cash on the date of each exercise of the Option. Grantor shall deliver to Optionee against payment therefor any Option Shares purchased by Optionee.


         3. Duration of Option. The Option shall have a term of two and one-half years from the Initial Closing Date ("Option Term"). The Option may be exercised, in whole or in part, at any time or from time to time after the date hereof, until expiration of the Option Term.

         4. Registration Rights. The Grantor shall register the Option Shares in accordance with the terms and conditions of Section 4.1 of the Purchase Agreement annexed as Exhibit D to the Term Sheet as though such Option Shares were "Registrsable Securities" as defined therein and Optionee shall be entitled to all the rights and benefits set forth in such Section 4.1 as are applicable to the holders of Registrable Securities.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective on the day, month and year above written.



                                   QUERYOBJECT SYSTEMS CORPORATION
"Grantor"

                                   By:  /s/ Daniel Pess
                                        -----------------------------
                                        Name:  Daniel Pess
                                        Title: Executive VP - Finance


                                   SEABOARD SECURITIES, INC.
"Optionee"

                                   By:  /s/ Joseph Zappaca
                                        -----------------------------
                                        Name:  Joseph Zappaca
                                        Title: Vice President